EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ULTIMAS, INC.

____________________________________

It is hereby certified by an officer of the corporation that:

1. The name of the corporation (hereby called the “Corporation”) is ULTIMAS, INC.

2. The Certificate of Incorporation of the Corporation is hereby amended by changing the Article thereof numbered “FIRST” to read as follows:

“FIRST: The name of the corporation is ULTIMAX DIGITAL, INC.”

3. This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on its behalf this 26th day of July, 2021.

By:	/s/ Paul Goodman
Name:	Paul Goodman
Title:	President